Exhibit 10.2
SEPARATION AGREEMENT AND MUTUAL RELEASE IN FULL

THIS SEPARATION AGREEMENT AND MUTUAL RELEASE IN FULL (this “Agreement”) is made by and between Manfred Sternberg (the “Former Director”) and Bluegate Corporation, a Nevada corporation (together with its subsidiaries, the “Company”).

PRELIMINARY STATEMENT
The Former Director served on the Board of Directors of the Company;

The Former Director holds shares of the Company’s common stock and stock options exercisable for shares of the Company’s common stock; and

The Former Director and the Company desire to settle fully and finally all matters between them, including any matters that may have arisen out of Former Director’s service on the Board of Directors and his employment with the Company and his separation therefrom.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, the Former Director and the Company agree as follows:
1. The Former Director’s employment with the Company terminated effective as of the close of business on July 30, 2009 (the “Separation Date”).

2. The Former Director resigned as a Director of the Company, such resignation took effect as of the close of business on October 28, 2009 (“the Resignation Date”).

3. The Former Director agrees that he will not, directly or indirectly, and will not cause or permit any person or entity controlled by him to:  a) make or in any way participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of the Company; b) form, join, or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Act of 1933, as amended) with respect to any voting securities of the Company; c) form, join, or in any way participate in any shareholder action regarding the Company; and/or d) advise, assist or encourage any other persons in connection with any of the foregoing.

4. For a period of five years after the Effective Date, without the prior written consent of the Board of Directors of the Company, the Former Director agrees that he will not, directly or indirectly, and will not cause or permit any person or entity controlled by him to:  (a) induce or attempt to induce any employee to leave the employ of the Company or an independent contractor to terminate its retention by the Company, (b) solicit for employment, attempt to employ or employ (whether as an employee, independent contractor or otherwise) any employee or independent contractor of the Company or (c) in any way interfere with the relationship between the Company and any of its employees or independent contractors.

5. The Former Director and Company agrees that he/it will not make any disparaging comments regarding the other or any of its former, current, or future stockholders, directors, officers, or employees.  The phrase “disparaging comments” will mean any comment, remark, or statement, whether written or oral, that is harmful to the reputation of the Former Director or Company or any such other person in the community.

6. The Former Director agrees that he will fully vacate the Company’s offices on or prior to the earlier of the date the Company vacates the offices or February 28, 2010 (the “Office Term”) and will return to the Company no later than the date he vacates the Company’s offices all credit cards, keys, identification, computer software and hardware, telecommunications equipment, and all other property belonging to the Company.

7. The Company agrees that it will return to the Former Director no later than the date he vacates the Company’s offices all personal information along with the furniture, artwork, and computer software and hardware (as detailed in Schedule 2) belonging to the Former Director.  The Company also agrees to provide the Former Director with a schedule listing the capital contributions made by the Former Director to the Company to date that can be readily documented, with no warranty of accuracy by the Company.  The Company further agrees that any and all public filings needed to be completed as  a result of this Agreement will be done at Company expense, including but not limited to Form 4 and 13D and an Opinion Letter to remove the restrictive legend from Former Directors’ and his affiliates’ restricted shares.

8. Both the Company and the Former Director agree that during the Office Term the Former Director will continue to have access to the common areas of the space (e.g. conference room, reception area, kitchen, etc.) and use of general administrative support (i.e. reception, telephone, internet access feed, and copier); however, all Information Technology (“IT”) and telecommunications related support (e.g. IT network infrastructure, new telephony services, server access, IT consulting and support services, etc.) from Company will be terminated on November 15, 2009.

9.  The Former Director hereby waives any rights or entitlements to any employee benefits or other obligations of the Company (including any wage claims, Director’s fees, vehicle allowances or expense account reimbursements) up to and including the Resignation Date, other than those rights or entitlements which may be required by law; provided that:  (a) the Former Director will be entitled to receive any 401k plan benefits for which the Former Director is eligible in accordance with the terms of the plans and law based on the Former Director’s compensation and length of service through the Separation Date and all post-termination health insurance continuation benefits required to be provided by law and (b) this Agreement will not be deemed to constitute a waiver of the Former Director’s rights, if any, to indemnification or advancement of expenses in accordance with the certificate or articles of incorporation and bylaws of the Company, as in effect as of the Effective Date, with respect to any claim, action, suit or proceeding relating to or involving the Former Director’s service as a Director or officer of the Company prior to the Resignation Date.

10. As consideration for the Former Director’s acceptance of the terms and conditions in this Agreement, the Company will pay a separation payment of $44,369 (the “Separation Payment”), which will be subject to all applicable federal and state tax withholding and statutory deductions, and is specifically represented by Company as being a repayment of a promissory note to Former Director for charges made by Company using charge and credit cards of the Former Director.  The Separation Payment will be made no later than November 11, 2009 and serves as the primary consideration for Former Director entering into this agreement.

11. In exchange for the valuable consideration hereunder:
(a) The Former Director, for and on behalf of himself and his heirs, beneficiaries, executors, administrators, attorneys, successors and assigns, hereby releases and waives all claims, causes of action and demands of any kind against the Company, any of its affiliates (including each stockholder of the Company), or any creditors of the Company, any of their respective employee plans and any of their respective stockholders, Directors, officers, trustees, employees, attorneys and agents, in their individual and official capacities, and all of their predecessors, heirs, executors, administrators, successors and assigns (collectively, the “Released Parties”), which the Former Director had, has or may have through the date the Former Director executes this Agreement, whether known or unknown, arising out of or relating to:  (i) the Former Director’s employment with the Company or the termination thereof, (ii) the Former Director’s service as a Director or officer of the Company or his resignation as a Director or officer, (iii) the Former Director’s ownership of capital stock of the Company, or of options, warrants, rights or other securities or instruments exercisable or exchangeable for or convertible into shares of the capital stock of the Company, or the sale and assignment of such capital stock or other securities to the Company pursuant to this Agreement, (iv) any notes, indebtedness, obligations, liabilities of the Company, including, without limitation, the amounts described in Schedule 1, or (v) to matters otherwise arising up to and including the Resignation Date, including any wages, bonuses or commissions, or on account of any alleged conduct of the Released Parties which might be alleged by the Former Director to constitute race, color, sex, religious, age, national origin, ancestry, genetic information or disability discrimination, or any claim or right under Title VII of the Civil Rights Act of 1964, as amended,  the Civil Rights Act of 1991 and the laws amended thereby, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Equal Pay Act, the Fair Labor Standards Act, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the Texas Commission on Human Rights Act, the Texas Persons with Mental Retardation Act, the Texas Tests for Acquired Immune Deficiency Syndrome and Related Disorders law, Texas wage and hour laws, or any other provision of federal, state or local statutory or common law or regulation.  Nothing in this paragraph shall be construed as a waiver or relinquishment of any right that Former Director may have in any stock, options, or warrants that currently exist and that are held by Former Director, the terms of which are in full force and effect and shall not be modified hereby.  In the event anyone claiming to be released hereby files any claim against the Former Director, this release will become null and void and of no effect for that party making the claim against the Former Director.
(b) The Company, for and on behalf of itself and its heirs, beneficiaries, executors, administrators, attorneys, successors and assigns, hereby releases and waives all claims, causes of action and demands of any kind against the Former Director in his individual and official capacities, and against Manfred Sternberg & Associates, PC and its employees, which the Company had, has or may have through the date the Former Director executes this Agreement, whether known or unknown, arising out of or relating to:  (i) the Former Director’s employment with the Company or the termination thereof, (ii) the Former Director’s service as a director or officer of the Company or his resignation as a director or officer, (iii) the Former Director’s ownership of capital stock of the Company, or of options, warrants, rights or other securities or instruments exercisable or exchangeable for or convertible into shares of the capital stock of the Company, or the sale and assignment of such capital stock or other securities to the Company pursuant to this Agreement, (iv) any notes, indebtedness, obligations, liabilities of the Former Director, including, without limitation, the amounts described in Schedule 1, or (v) to matters otherwise arising up to and including the Resignation Date, including any wages, bonuses or commissions, or on account of any alleged conduct of the Former Director which might be alleged by the Company.

12. To the extent not prohibited by applicable law, the Former Director and the Company hereby warrants that he/it has and will not institute any lawsuit, claim, action, charge, complaint, petition, appeal, accusatory pleading, or proceeding of any kind against the other Party or any other Released Party, and both Parties waive, or at a minimum assign to the other Party, any and all rights to any and all forms of recovery or compensation from any legal action brought by the other Party or on that other Party’s behalf in connection with the matters that are the subject of this Agreement.  To the extent not prohibited by applicable law, in the event that a lawsuit or any of the foregoing actions are filed by the Former Director or the Company in breach of this covenant, it is expressly understood and agreed that:
(a)	This covenant will constitute a complete defense to any such lawsuit or action.
(b)	Any material breach by a Party of any of the terms contained in this Agreement relieves the other Party of any and all obligations it may have pursuant to this Agreement.
(c)
Should a Party bring any type of administrative or legal action arising out of claims waived under this Agreement, the Party bringing the action will bear all legal fees and costs associated therewith, including those of any Released Parties.

13. For a period of five years after the Effective Date, as necessary, the Former Director agrees to provide thorough and accurate information and testimony voluntarily to or on behalf of the Company or any affiliate thereof regarding any investigation, litigation or claims initiated by or against the Company or any affiliate thereof or by any entity or person (a “Proceeding”), but he agrees not to disclose or to discuss with anyone who is not directing or assisting in any Proceeding, other than his attorney, the fact of or the subject matter of any Proceeding, except as required by law.  The Former Director will take all reasonable steps to cooperate fully with the Company or any affiliate in supplying thorough and accurate information in each Proceeding and during the defense or prosecution thereof.  The Former Director will make commercially reasonable efforts to accommodate his schedule to cooperate with the Company or any affiliate and provide such information as soon as is reasonable under the circumstances.  In requesting information the Company or any affiliate will attempt to work with the Former Director to arrange times that reasonably accommodate his schedule and, to the extent permitted by law, the Company will reimburse the Former Director for reasonable travel, commuting, parking or other similar out-of-pocket expenses incurred by him in connection with providing such information or testimony.

14. This Agreement will be binding upon and will inure to the benefit of the successors, assigns, heirs, executors and administrators of the respective parties.

15. The Former Director acknowledges and agrees that the Company has not made any representations to the Former Director regarding the tax consequences of any amounts received by the Former Director pursuant to this Agreement and further the Former Director agrees that he will be solely responsible for payment of all his personal tax liabilities due on any and all payments to him set forth in this Agreement, including federal, state and local taxes, and interest and penalties, which are or may become due.

16. Nothing contained in this Agreement, or the fact of its submission to the Former Director, will be admissible evidence in any judicial, administrative or other legal proceeding, or be construed as an admission of any liability or wrongdoing on the part of the Company or the other Released Parties of any violation of federal or state statutory or common law or regulation.

17. Should any provision of this Agreement be held invalid or unenforceable by operation of law or otherwise, all other provisions will remain in full force and effect; provided that a court may modify any provision to make it valid and enforceable.

18. This Agreement sets forth the entire agreement between the parties and supersedes any and all prior oral or written agreements or understandings between the Former Director and the Company.  This Agreement may not be altered, amended, or modified except by a further written document signed by the Former Director and an authorized officer of the Company.

19. This Agreement will be construed and enforced in accordance with the laws of the State of Texas without reference to its or any other state’s conflicts of law rules.

20. This Agreement may be executed in counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.  A facsimile signature will be deemed to be an original signature for all purposes.

21. The Former Director acknowledges that he has had adequate time to review this Agreement, that he has been advised by the Company to consult with legal counsel of his choosing regarding this Agreement, that he has received adequate consideration for this Agreement, and that he enters into this Agreement freely, knowingly and voluntarily.

22. The provisions of this Agreement shall become effective once both parties have executed the Agreement below (the “Effective Date”).

IN WITNESS WHEREOF, the Parties hereto have executed this Separation Agreement and Mutual Release In Full as of the date specified below.

Bluegate Corporation

By: /s/ Charles E. Leibold                                     November 7, 2009
        Charles E. Leibold
        Chief Financial Officer

Accepted and agreed to this Seventh (7th) day of November, 2009.

By: /s/ Manfred Sternberg
        Manfred Sternberg

Witness: /s/ Jimmy Riggle
                Jimmy Riggle

SCHEDULE 1

Manfred Sternberg Amounts Payable and Accrued Through 10/31/09

Amount	Description
$34,451	Note payable as of 10/31/09
$7,922	Accrued interest on note payable as of 10/31/09
$22,499	Accrued director's fees through 10/31/09
$6,000	Accrued vehicle allowance from 5/1/08 through 12/31/08
$1,996	Accrued interest on payroll checks held until cashed
$72,868	Total Accrued

Manfred Sternberg Texas Wage Claim = $38,000+

SCHEDULE 2

Manfred Sternberg – Furniture, Artwork, and Computer Software and Hardware

All furniture fixtures and equipment (including computers and printers) in the following offices, last occupied by:
Manfred Sternberg (Dell #:  26TM361)
Dana Kirkpatrick (Dell #:  JN68491)
File room (between Manfred’s and Dana’s office)
Barbara Fullerton (Dell #:  27W6CC1)
Nate Lewis

Other

Manfred Sternberg & Associates, PC, Server and Monitor in Server Room
Manfred Sternberg & Associates, PC phone numbers; 713-622-4300 and 713-622-9899
Manfred Sternberg & Associates, PC, Suite 640 number
Dell Laptop in Manfred Sternberg’s possession (Dell #:  6DN3LF1)
All Artwork on all walls in Suite 600 & 640
All (6) Mesh netting chairs throughout the office
All (6) leather and stained wood chairs throughout the office.
Antique table in Trent’s office
Chest of Drawers in Conference Room
Movable White Boards in Steve’s Office and in Conference Room
Movable Computer shelf in Tech area
Sammy the Sailfish